EXHIBIT 99.1

Greg Parker
Investor Relations
210/220-5632
or
Renee Sabel
Media Relations
210/220-5416
FOR IMMEDIATE RELEASE
April 29, 2004

CULLEN/FROST BANKERS INCREASES QUARTERLY CASH DIVIDEND
BY 10.4 PERCENT, ANNOUNCES STOCK REPURCHASE PLAN

SAN ANTONIO - Cullen/Frost Bankers, Inc. board of directors declared a second quarter cash dividend of $.265 per common share, a 10.4 percent increase from the previous dividend of $.24 per common share. The dividend is payable June 15, 2004 to shareholders of record on June 1 of this year.

Cullen/Frost also announced today that the Corporation's board of directors has authorized a stock repurchase program, allowing the company to repurchase up to 2.1 million shares, or approximately 4.1 percent of outstanding shares of its Common Stock. Under the program, shares may be repurchased over a two-year period from time to time at various prices in the open market or through private transactions. The Corporation had previously authorized a repurchase program of 1.2 million shares in October of 2003, which is substantially complete.

Cullen/Frost Bankers, Inc. is a financial holding company, headquartered in San Antonio, with assets of $10.0 billion at March 31, 2004. The corporation provides a full range of commercial and consumer banking products, investment and brokerage services, insurance products and investment banking services. Its subsidiary, Frost Bank, operates 79 financial centers across Texas in Austin, Boerne, Corpus Christi, Dallas, Fort Worth, Galveston, Harlingen, Houston, McAllen, New Braunfels, San Antonio and San Marcos. Founded in 1868, Frost is the largest national bank headquartered in Texas, helping Texans with their financial needs during three centuries. Cullen/Frost Bankers' stock is traded on the New York Stock Exchange under the symbol CFR

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